UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 12, 2024

Universal Logistics Holdings, Inc.

(Exact name of registrant as specified in its charter)

Michigan	0-51142	38-3640097
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

12755 E. Nine Mile Road
Warren, Michigan		48089
(Address of Principal Executive Offices)		(Zip Code)

(586) 920-0100 (Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, no par value	ULH	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into Material Definitive Agreement.

Composite Sublease Agreement

Universal Development of Tennessee, LLC (“UDOT”), a wholly owned subsidiary of Universal Logistics Holdings, Inc. (“ULH”), has executed and delivered a composite sublease agreement with Ford Motor Company (“Ford”) dated as of August 12, 2024. Under the composite sublease agreement, UDOT is leasing from Ford certain land located in Haywood County, Tennessee and constructing an approximately 1,000,000 sq. ft. warehouse and distribution facility on the property for Ford as a part of a contract logistics program supporting Ford’s production of its next generation electric truck. UDOT is developing the facility at its own cost in accordance with the construction specifications as described in the composite sublease agreement and is required to substantially complete the work by January 1, 2025. The composite sublease agreement requires UDOT to sub-sublease and deliver possession of the facility to Ford upon substantial completion. The agreement also requires Ford to pay UDOT monthly base rent of $2,418,806.28 plus all taxes, assessments, utilities and charges as additional rent over a term of 10 years. Ford has the option, at three specified intervals during the term, to prepay in full the base rent that would otherwise be payable during the remainder of the term. Ford may exercise the prepayment option, upon 60 days’ prior written notice to UDOT, following its monthly payment to UDOT of base rent after the third, fifth and seventh anniversaries of commencement of the rent obligations during the term. If Ford exercises a prepayment option under the agreement, it must also pay UDOT any unpaid additional rent that is due at the time of Ford’s prepayment. The agreement would terminate upon UDOT’s receipt of the prepayment under the agreement. As previously disclosed, ULH accounts for the transaction as a single performance obligation and recognizes revenue associated with the transaction to the extent of UDOT’s progress towards completion of its performance obligation.

The composite sublease agreement requires ULH to indemnify, defend, and hold Ford harmless from and against losses or damages incurred by Ford resulting from certain voluntary or involuntary events of bankruptcy, insolvency or reorganization of UDOT. The composite sublease agreement also contains customary provisions regarding insurance, indemnification, waiver of subrogation, condemnation, destruction of premises, events of default and remedies, and provides for the payment of liquidated damages by UDOT to Ford, with rights to offset such liquidated damages against base rent.

The foregoing description of the composite sublease agreement is not complete and is qualified in its entirety by reference to the full text of the agreement, a copy of which is filed as Exhibit 4.1 to this Current Report on Form 8-K and is incorporated by reference into this report.

Limited Indemnity Agreement

On August 12, 2024, ULH entered into the limited indemnity agreement with Ford that is contemplated by the composite sublease agreement between UDOT and Ford. The limited indemnity agreement requires ULH to indemnify, defend, and hold Ford harmless from and against losses or damages incurred by Ford resulting from certain voluntary or involuntary events of bankruptcy, insolvency or reorganization of UDOT.

The foregoing description of the indemnity agreement is not complete and is qualified in its entirety by reference to the full text of the agreement, which is filed as Exhibit 4.2 to this Current Report on Form 8-K and is incorporated by reference into this report.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information in Item 1.01 is incorporated by reference in this Item 2.03 in its entirety.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
4.1	Composite Sublease Agreement dated August 12, 2024 between Universal Development of Tennessee, LLC and Ford Motor Company.
4.2	Limited Indemnity Agreement dated August 12, 2024 between Universal Logistics Holdings, Inc. and Ford Motor Company.
104	Cover Page Interactive Data File (formatted as Inline XBRL)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

UNIVERSAL LOGISTICS HOLDINGS, INC.

Date:	August 13, 2024	By:	/s/ Steven Fitzpatrick
Steven Fitzpatrick Secretary